Exhibit 99.60

Sun Pharmaceutical Industries Limited

SUN HOUSE, CTS No. 201 B/1,

Western Express Highway, Goregaon (E),

Mumbai 400063, India

Tel.: (91-22) 4324 4324 Fax.: (91-22) 4324 4343

Website: www.sunpharma.com

Email: secretarial@sunpharma.com

CIN: L24230GJ1993PLC019050

FOR IMMEDIATE RELEASE

Sun Pharma Completes Taro Merger

Combined entity is better positioned to compete in increasingly competitive generics industry

MUMBAI, India and PRINCETON, N.J., June 24, 2024 – Sun Pharmaceutical Industries Limited (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715 (together with its subsidiaries and/or associated companies, “Sun Pharma”)) today announced the successful completion of the merger of Taro Pharmaceutical Industries Ltd. (NYSE: TARO) (“Taro”) with its subsidiary. As part of this merger, Sun Pharma acquired all outstanding ordinary shares of Taro other than the shares already held by Sun Pharma or its affiliates. As a result of the merger, Taro is now a private company and wholly-owned by Sun Pharma. Sun Pharma has been the majority shareholder of Taro since 2010.

Dilip Shanghvi, Chairman and Managing Director of Sun Pharma, said, “We are pleased with the successful completion of Taro merger process. This milestone marks a significant step forward for both organizations, allowing us to effectively leverage each other’s strengths and capabilities. Together, we are excited about starting this new chapter and creating a more robust, successful future for the combined entity.”

About Sun Pharmaceutical Industries Limited (CIN – L24230GJ1993PLC019050)

Sun Pharma is the world’s leading specialty generics company with a presence in Specialty, Generics and Consumer Healthcare products. It is the largest pharmaceutical company in India and is a leading generic company in the US as well as Global Emerging Markets. Sun Pharma’s high growth Global Specialty portfolio spans innovative products in dermatology, ophthalmology, and onco-dermatology and accounts for over 18% of company sales. The company’s vertically integrated operations deliver high-quality medicines, trusted by physicians and consumers in over 100 countries. Its manufacturing facilities are spread across six continents. Sun Pharma is proud of its multi-cultural workforce drawn from over 50 nations. For further information, please visit www.sunpharma.com and follow us on LinkedIn & X (Formerly Twitter).

Contacts:

Investors: Dr. Abhishek Sharma Tel + 91 22 4324 4324, Ext 2929 Tel Direct + 91 22 43242929 Mobile + 91 98196 86016 E mail abhi.sharma@sunpharma.com	Media: Gaurav Chugh Tel +91 22 4324 4324, EXt 5373 Tel Direct +91 22 4324 5373 Mobile +91 98104 71414 E mail gaurav.chugh@sunpharma.com

Registered Office: SPARC, Tandalja, Vadodara – 390 012, Gujarat, INDIA.

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